EXHIBIT 10.2

Summary of PacifiCorp Annual Incentive Plan for Executive Officers

All PacifiCorp executive officers participate in PacifiCorp’s Annual Incentive Plan (“AIP”). Performance goals under the AIP generally are based on PacifiCorp performance, operational/business unit performance, and individual performance. Maximum incentive targets are determined as percentages of base salary.

For PacifiCorp executive officers, performance goals are weighted as follows:

ScottishPower “Executive Team” (includes Judi Johansen and Michael Pittman):

25% Individual Performance Objectives

10% Behavioral Objectives

25% ScottishPower Scorecard (financial perspective)

40% Individual Scorecard

All other PacifiCorp executive officers:

25% Individual Performance Objectives

10% Behavioral Objectives

25% Divisional Scorecard (financial perspective)

40% Business Unit Scorecard

The AIP’s plan term is PacifiCorp’s fiscal year. AIP awards are paid out on or around June 2 of each year. For PacifiCorp executive officers (and other eligible senior management) the AIP is comprised of two elements, cash and deferred shares as described below:

Summary of AIP Deferred Share Program:

•

An eligible employee’s AIP maximum cash incentive is increased by one-third, with the value of the increase representing a maximum deferred share incentive. The deferred share incentive is paid in American Depository Shares of Scottish Power plc held in an account on the participating employee’s behalf for a period of three years, at the end of which the shares are released to the participant.

•

The ultimate dollar value of the deferred share incentive depends upon the same performance factors applied to the AIP cash incentive. PacifiCorp calculates the number of shares to be purchased and held on behalf of the participant based on the value of the deferred share incentive after deduction and withholding of applicable taxes.

•	A participant can petition to have the shares released earlier based on hardship considerations.
•	Dividends and voting rights are retained by the participant during the share deferral period.
•

The shares are deemed fully vested upon award and there are no restrictions upon the termination of the participating employee (i.e., the employee receives the shares upon termination, regardless of the nature of the termination or when it occurs during the three-year share deferral period).